EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Odyssey Semiconductor Technologies, Inc. and Subsidiaries on Amendment No. 1 to Form S-1 of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Odyssey Semiconductor Technologies, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

June 21, 2022